INTER PARFUMS, INC. REVISES 2008 GUIDANCE AND
PROVIDES INITIAL GUIDANCE FOR 2009

New York, New York, November 24, 2008:  Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that as a result of the recent sustained strength of the U.S. dollar against the euro it is revising its 2008 guidance.  The revised guidance calls for net sales of approximately $445 million and net income of approximately $25.0 million, or $0.81 per diluted share, as compared to previously announced 2008 guidance of approximately $460 million in net sales, and net income of approximately $26.8 million, or $0.87 per diluted share.

Russell Greenberg, Executive Vice President & Chief Financial Officer, pointed out, "Our revised 2008 guidance reflects the recent sustained strength of the U.S. dollar against the euro, particularly over the last six weeks which has affected our growth rate in sales.  We previously expected that the strength of our brands and new product launches would enable us to reach our previously issued guidance. However, the very challenging economic environment that has manifested over the last few weeks brings doubt to that expectation."

He added, "While we recognize that we are not alone, we also believe that 2009 will continue to be challenging with the likelihood of a prolonged global recession.  We expect sales to increase approximately 5% in constant dollars.  However, as a result of the recent rise of the U.S. dollar against the euro, our initial guidance for 2009 in absolute dollars calls for net sales of approximately $405 million and net income of approximately $26.0 million, or $0.85 per diluted share.  In 2009, a stronger dollar is expected to have a favorable impact on gross margin and net income because approximately one-third of the sales generated by our European based operations are to customers in the U.S.  This guidance assumes the dollar remains at current levels, is based upon current operations and assumes that no further licensing or specialty retail agreements or brand acquisitions are consummated."

Jean Madar, Chairman and CEO of Inter Parfums, noted, "Based on the success of our recent initiatives, we will continue to invest in new products.  Despite the anticipated continued challenging economic environment, our 2009 new product launch schedule for European-based operations includes the global rollout of the men's version of Burberry The Beat following an exclusive debut at Bloomingdale's.  We also have a new Paul Smith fragrance for men, and a Lanvin L'Homme Sport line, with tennis star, Rafael Nadel as its spokesperson.  The Quiksilver signature fragrance for men is also in our rollout schedule, as is a limited edition, high-end women's fragrance for the Van Cleef & Arpels brand."

Discussing U.S. based-operations Mr. Madar noted, "The launch of our first bebe fragrance is the works and should be in their stores come next July.  Based upon input from distributors in Central and South America as well as those serving the Middle East, we are accelerating the distribution schedule for bebe fragrance to those markets and plans now call for international distribution to begin in the third quarter of 2009.  We are also continuing to expand the global distribution of the specialty retail brands with whom we've partnered.  In 2009, we plan to distribute Brooks Brothers New York for men and women overseas, and we are continuing to expand the worldwide distribution of the fragrance and personal care products we've created for Gap and Banana Republic into more locations.  We continue to explore additional specialty retail partnerships to add further diversification to our brand portfolio and reach new customers."

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels.  The Company also owns Lanvin Perfumes and Nickel S.A., a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc., New York & Company and Brooks Brothers, and bebe stores.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2007 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com